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                                                                    Exhibit 10.3


                              MAINTENANCE AGREEMENT

               MAINTENANCE AGREEMENT, dated as of February 28, 2001, and effective as of the Effective Date (as defined in Section 3) (this "Agreement"), by and between NEC Corporation, a Japanese corporation with its principal place of business at 7-1, Shiba 5-chome, Minato-ku, Tokyo 108-8001, Japan ("NEC"), and Cray Inc., a Washington corporation with its principal place of business at 411 First Avenue South, Suite 600, Seattle, WA 98104-2860 ("Cray"). NEC and Cray are sometimes hereinafter collectively referred to as the "parties."

                                    RECITALS

               A. NEC and Cray are parties to a Distribution Agreement, dated as of February 28, 2001 (the "Distribution Agreement"), pursuant to which parties have agreed that Cray shall become the distributor of certain products of NEC upon the terms and subject to the conditions set forth therein.

               B. The parties have agreed that the maintenance, repair and technical support of such products shall be handled in accordance with this Agreement, commencing from the Effective Date.

               NOW, THEREFORE, the parties, in consideration of the premises and the mutual covenants and agreements contained herein, and intending to become legally bound, hereby agree as follows:

                                    SECTION 1
                             MAINTENANCE OF PRODUCTS

               1.1 Definitions. Except as otherwise defined in this Agreement, all capitalized terms shall have the meanings assigned to them in the Distribution Agreement.

               1.2 Scope. Pursuant to the terms and conditions of this Agreement, Cray will be the primary provider of maintenance services to customers, and will perform installation and support services (including, without limitation, preventative and corrective maintenance, upgrades and configuration changes) for all hardware (the "Hardware Products") and software (the "Software Products") contained in the Products (such services hereinafter individually and collectively referred to as "Maintenance Services"). NEC will provide technical support and other assistance to Cray in connection with the Maintenance Services in accordance with the terms of this Agreement. Schedule A sets forth the specific obligations of and procedures to be followed by NEC and Cray with respect to the Maintenance Services and NEC's support thereof.

               1.3 Access. Each party shall take all actions and make available on a timely basis all information and materials reasonably required for the other party to perform its obligations hereunder. No party shall be liable for any claims, errors or omissions resulting from untimely or incorrect information provided by the other party. Each party shall give the other


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party access to its premises during regular business hours and at such other times as are reasonably required, after prior consent has been obtained, to the extent reasonably necessary for the other party to perform its obligations hereunder.

                                    SECTION 2
                    SERVICES; PAYMENT; INDEPENDENT CONTRACTOR

               2.1 Payment. Invoices issued hereunder shall be due 30 days after receipt by the payor. All amounts due on invoices shall be paid in United States Dollars by wire transfer to the account specified by the payee. Invoiced amounts not paid when due shall be subject to late charges for each month and portion thereof that the invoice is overdue, with such late charges calculated at the lesser of (i) 18% per annum and (ii) the maximum rate allowed by applicable law.

               2.2 Independent Contractor. All services required of NEC under this Agreement shall be performed by NEC as an independent contractor, and employees of NEC providing such services shall at all times be under NEC's sole direction and control. Neither NEC nor any other person or entity performing any services hereunder on behalf of NEC shall be deemed for any purpose to be the agent, servant, employee or representative of Cray in the performance of this Agreement. The relationship of NEC to Cray under this Agreement shall be that of an independent contractor. Nothing in this Agreement shall be construed to mean that NEC is a partner or a joint venturer of Cray.

                                    SECTION 3
                                      TERM

               The term of this Agreement shall be conditioned upon and commence upon the date (the "Effective Date") of the closing under the Stock Purchase Agreement and shall terminate (i) with respect to Sections 1, 2.1, 2.4, 2.5, 2.6, 2.7, 2.8 and 3.3 of Schedule A immediately upon a notice of termination delivered pursuant to Section 5, and (ii) with respect to all other provisions of this Agreement, five years after a notice of termination is delivered pursuant to Section 5.

                                    SECTION 4
                                   LIABILITIES

               4.1 Indemnity. Subject to Section 4.2, Cray shall indemnify and hold harmless NEC and its subsidiaries, affiliates, successors and assigns, and their respective directors, officers, shareholders, agents and employees (collectively, the "NEC Indemnitees"), against and from any and all claims, demands, complaints, liabilities, losses, damages and all costs and expenses (collectively, "Losses") arising from or relating to any act or omission of Cray, its subsidiaries, affiliates, directors, officers, agents, subcontractors or employees relating the Maintenance Services (including, without limitation, any failure by any of them to strictly comply with NEC's instructions and procedures relating to the Products); provided, however, that no NEC Indemnitee shall be entitled to indemnification hereunder to the extent its claim for


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indemnification shall be finally adjudged to be attributable to its gross negligence, bad faith or willful misconduct, as may be finally determined by an arbitration pursuant to Section 6.13. Subject to Sections 4.2 and 4.3, NEC shall indemnify and hold harmless Cray and its subsidiaries, affiliates, successors and assigns, and their respective directors, officers, shareholders, agents and employees (collectively, the "Cray Indemnitees"), against and from any and all Losses arising from or relating to any act or omission of NEC, its subsidiaries, affiliates, directors, officers, agents, subcontractors or employees relating the Maintenance Services; provided, however, that no Cray Indemnitee shall be entitled to indemnification hereunder to the extent its claim for indemnification shall be finally adjudged to be attributable to its gross negligence, bad faith or willful misconduct, as may be finally determined by arbitration pursuant to Section 6.13.

               4.2 Consequential and Other Damages. Neither party shall be liable for, and each party expressly waives any right to recover from the other party, whether in contract, in tort (including without limitation negligence and strict liability) or otherwise, any punitive, exemplary, special, indirect, incidental or consequential damages whatsoever, which in any way arise out of, relate to, or are a consequence of any NEC Indemnitee's or Cray Indemnitee's performance or nonperformance hereunder, or the provision of or failure to provide any service which either party is obligated to provide hereunder, including, but not limited to, loss of profits, business interruptions and claims of customers.

               4.3 Limitation of Liability. In any event, the liability of any NEC Indemnitee with respect to this Agreement or anything done in connection herewith, including, but not limited to, the performance or breach hereof, or from the sale, delivery, provision or use of any service or product provided under or covered by this Agreement, whether in contract, tort (including without limitation negligence or strict liability) or otherwise, shall not exceed the aggregate of all fees then paid by Cray to NEC hereunder within the twelve month period immediately preceding the date of Cray's claim relating thereto.

               4.4 Obligation to Reperform. In the event that Cray becomes aware of any material breach of this Agreement by NEC with respect to any error or defect in the provision of any service it is obligated to provide under this Agreement, and Cray notifies NEC of such breach, NEC shall promptly make commercially reasonable efforts to correct such error or defect.

               4.5 Notification and Procedures. In connection with any indemnity hereunder, the party seeking an indemnity shall: (i) promptly notify the indemnifying party of any claim or proceeding, or threatened claim or proceeding; (ii) permit the indemnifying party to take full control of such claim or proceeding; (iii) cooperate in the investigation and defense of such claim or proceeding; (iv) not compromise or otherwise settle such claim or proceeding without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed; and (v) take all reasonable steps to mitigate any loss or liability in respect of any such claim or proceeding. In any action in which the indemnifying party assumes control, the indemnifying party shall not enter into any settlement without the prior written consent of the indemnified party, which shall not be unreasonably withheld, conditioned or delayed.


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                                    SECTION 5
                                   TERMINATION

               5.1 Termination for Breach. This Agreement may be terminated by Cray if NEC materially breaches any provision of this Agreement and such breach is not cured within thirty (30) days after written notice, or if such breach is not susceptible to cure within thirty (30) days, then within a reasonable time thereafter provided that NEC begins such cure and diligently pursues such cure within such thirty (30) days. This Agreement may be terminated by NEC if Cray materially breaches this Agreement and such breach is not cured within thirty (30) days after written notice, or if such breach is not susceptible to cure within thirty (30) days, then within a reasonable time thereafter provided that Cray begins such cure and diligently pursues such cure within such thirty (30) days.

               5.2 Termination Upon Certain Events. NEC may terminate this Agreement immediately if (i) Cray files a petition in bankruptcy or makes a general assignment for the benefit of creditors or otherwise acknowledges insolvency, (ii) Cray is adjudged bankrupt or goes into liquidation, (iii) a receiver is appointed for the benefit of Cray, (iv) NEC terminates the Distribution Agreement, or (v) there shall occur a Change of Control of Cray. "Change of Control" means (a) (x) the merger or consolidation of Cray into or with one or more entities, (y) the merger or consolidation of one or more entities into or with Cray or (z) a completed tender offer or other business combination if, in the case of (x), (y) or (z), the stockholders of Cray prior to such merger, consolidation or business combination do not retain at least a majority of the voting power of the surviving entity or (b) the involuntary sale, conveyance, exchange or transfer to another entity of (I) the voting capital stock of Cray if, after such sale, conveyance, exchange or transfer, the stockholders of Cray prior to such sale, conveyance, exchange or transfer do not retain at least a majority of the voting power of Cray or (II) all or substantially all of the assets of Cray.

               5.3 Sums Due. In the event of a termination of this Agreement, each party shall be entitled to all outstanding amounts due to it from services provided by it under this Agreement up to the date of termination.

                                    SECTION 6
                                  MISCELLANEOUS

               6.1 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party; provided, however, that (i) without the consent of the other party, a party may assign any or all of its rights and delegate any or all its obligations hereunder to any entity controlling, controlled by or under common control with such party, in which event the assigning party shall remain fully liable for the performance of all its obligations hereunder; and (ii) subject to Section 5.2, a successor in interest by merger, by operation of law, or by assignment, purchase or other acquisition of all or


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substantially all the business of a party may acquire the respective rights and obligations of such party under this Agreement. Any prohibited assignment shall be null and void.

               6.2 Construction. This Agreement is the result of negotiation between sophisticated parties and no provision hereof shall be construed against a party solely because that party was responsible for drafting the provision.

               6.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.

               6.4 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

               6.5 Amendment and Waiver. No waiver of any violation or nonperformance of this Agreement in one instance will be deemed to be a waiver of any subsequent violation or nonperformance. All waivers must be in writing and signed by the party making such waiver. This Agreement may not be modified or amended except in writing signed by each party.

               6.6 Notice. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier or personal delivery:

                      (i)    If to Cray, to:

                             Cray Inc.
                             411 First Avenue South, Suite 600
                             Seattle, WA 98104-2860
                             Telecopy: (206) 701-2218
                             Attention: Kenneth W. Johnson

                             With a copy to:

                             Stoel Rives LLP
                             900 SW Fifth Avenue, Suite 2600
                             Portland, OR 97204-1268
                             Telecopy: (503) 220-2480
                             Attention: Jere M. Webb

                      (ii)   If to NEC:


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                             NEC Corporation
                             1-10, Nisshincho
                             Fuchu City
                             Tokyo 183-8501 Japan
                             Telecopy: 81-42-333-6382
                             Attention: General Manager, Supercomputer
                                        Marketing Promotion Division

                             With a copy to:

                             Paul, Weiss, Rifkind, Wharton & Garrison
                             1285 Avenue of the Americas
                             New York, NY 10019-6064
                             Telecopy: (212) 757-3990
                             Attention: Marc E. Perlmutter, Esq.

               All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by a recognized international express courier service, if delivered by courier; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 6.6 designate another address or person for receipt of notices hereunder.

               6.7 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

               6.8 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

               6.9 Choice of Law. This Agreement will be governed by the internal laws of the State of New York without regard to the conflicts of laws principles thereof.

               6.10   Force Majeure; Maintenance.

                      (a) If the whole or any part of the performance by NEC of any part of its obligations under this Agreement is prevented, hindered or delayed or otherwise made impracticable by reason of strikes, labor troubles, floods, fires, accidents, earthquakes, riots, explosions, wars, hostilities, acts of government, customs barriers or taxes, export/import control regulations, interruption or shortage of or delay in transportation, inability to obtain key raw materials, components or supplies or other cause of like or different character beyond the reasonable control of NEC, NEC shall be excused from such performance during the continuance of such contingency and for so long as such contingency shall continue to prevent, hinder or


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delay such performance. If the contingency specified in this Section 6.10 shall continue for more than six (6) months from its occurrence, either party may terminate this Agreement (subject to Section 5.3) forthwith without any liability by giving a written notice to the other party.

                      (b) NEC shall have the right to cease temporarily for maintenance purposes the operation of the equipment or facilities providing any service it is obligated to perform hereunder whenever it determines in its reasonable and good faith judgment such action is necessary. In the event such maintenance is required, Cray shall be reasonably notified of such maintenance (which notice may be given during or after any emergency maintenance). Notwithstanding the above, NEC shall give Cray as much advance notice of any shutdown as is reasonably practicable. Where written notice is not feasible, oral notice may be given. NEC shall be relieved of its obligations to provide the applicable service during the period that the necessary equipment or facilities are shut down; provided, that NEC shall use commercially reasonable efforts to restart such equipment or reopen such facilities as promptly as practicable.

               6.11   No Third-Party Beneficiaries. Except as provided in
Section 4, nothing in this Agreement shall confer any rights upon any person or entity other than the parties and each party's respective successors and permitted assigns.

               6.12 Confidentiality. This Agreement shall be covered by the confidentiality provisions in Section 10.11 of the Stock Purchase Agreement, which shall survive the termination or expiration of this Agreement for a period of two years.

               6.13 Dispute Resolution. Any dispute, controversy or claim arising out of or in connection with this Agreement that the parties are unable to resolve amicably shall be determined and settled by arbitration in London, UK in accordance with the rules then in effect of the International Chamber of Commerce; and both parties hereby consent to the jurisdiction thereof. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in a court having competent jurisdiction.

               6.14   Survival. Sections 4.1, 4.2, 4.3, 4.5, 5.3 and 6 shall
survive the expiration or termination of this Agreement.


               [THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK]




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        IN WITNESS WHEREOF, the parties have executed this Maintenance Agreement as of the date first written above.


                                        CRAY INC.


                                        By: /s/ James E. Rottsolk
                                            -----------------------------------
                                            Name: James E. Rottsolk
                                            Title: President and CEO


                                        NEC CORPORATION


                                        By: /s/ Kazuhiko Kobayashi
                                            -----------------------------------
                                            Name: Kazuhiko Kobayashi
                                            Title: Senior Vice President







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                                   SCHEDULE A
                                       to
                              MAINTENANCE AGREEMENT


1.      SUPPORT SERVICES

        1.1     General.

        1.1.1 Cray will make commercially reasonable efforts, at Cray's expense, to develop its own capabilities to be the primary provider of Maintenance Services.

        1.1.2 NEC will provide on-site support in emergency situations only, as determined by NEC in its sole reasonable discretion.

        1.1.3 Upon prior written approval by NEC, Cray may subcontract all or any part of the Maintenance Services to a Cray subsidiary or a third party (each, an "Approved Third Party"). Cray shall guarantee the obligations of and performance by any such Approved Third Party.

        1.1.4 Detailed procedures relating to the provision of the Maintenance Services, including remote and on-site support, training and special services, will be defined in the NEC/Cray Product Support Plan (the "Operational Plan"). The Parties may amend and/or supplement the Operational Plan in writing, as mutually deemed appropriate. The Operational Plan shall be used solely for operational purposes, and not for specifying contractual obligations of either party.

2.      HARDWARE MAINTENANCE SERVICE

        2.1    General.

               2.1.1 Cray shall perform installation and maintenance service either directly or through an Approved Third Party on Products in strict accordance with the procedures recommended by NEC in the applicable documentation, provided, that if there is any procedure not adequately covered by the applicable documentation, Cray may perform such installation and maintenance service in a professional manner.

        2.1.2 Maintenance service to be performed by Cray shall consist of (i) diagnosing hardware problems, (ii) tracing the problems to the Spare Parts level, and (iii) rectifying the problems by replacing Spare Parts.

        2.1.3 It is further understood that no repair license is granted by NEC to Cray with respect to the Spare Parts and therefore NEC will not be required to provide to Cray any support, information or documentation for repair by Cray of such Spare Parts.

        2.1.4 The term "Spare Parts" as used herein shall mean field replaceable units such as components and subassemblies of Hardware Products which shall have the same List Prices for all overall sales of Spare Parts. For this purpose the term "List Prices" refers to NEC's standard international list prices for the Spare Parts (which prices shall be the same for all countries, except Japan), as published from time to time in the Repairable Spare Parts List and the Consumable Spare Parts List. Spare Parts shall consist of "Repairable Spare Parts" and "Consumable Spare Parts" as shall from time to time be designated by NEC in the form of Repairable Spare Parts List and Consumable Spare Parts List, respectively. Spare Parts Lists, which contain part prices, repairable/non-repairable ID, repair charge of repairable part and part failure rate, will be periodically provided to Cray.

        2.1.5 To ensure its proper maintenance service, Cray shall purchase from NEC and maintain in stock such quantities of Spare Parts as reasonably recommended by NEC and accepted by Cray, unless otherwise agreed. Cray shall store Spare Parts at all times in suitable, dry and clean premises and comply in all respects with any reasonable instruction for storage that may be given by NEC from time to time. Cray shall use Spare Parts supplied hereunder solely for its performance of maintenance service on Hardware Products and for no other purposes, unless maintenance service shall be subcontracted by Cray to an Approved Third Party in which case the Approved Third Party may use Spare Parts for the purpose of maintenance of Hardware Products. For avoidance of doubt, Cray may not use the Spare Parts to assemble a Product from scratch.

        2.1.6 NEC will provide Cray, for use in performing installation and maintenance service on Hardware Products, such special (i) tools, test equipment and measuring instruments ("Tools") and (ii) test and diagnostic programs ("T&D Programs") as shall be recommended by NEC in writing for these purposes. The Tools will be provided at reasonable charges and the T&D Programs will be provided without charge. Cray shall use such Tools and T&D Programs supplied hereunder solely for its performance of installation and maintenance services on Hardware Products and for no other purposes, unless maintenance service shall be subcontracted by Cray to an Approved Third Party in which case the Approved Third Party may use the Tools and T&D Programs for the purpose of maintenance of Hardware Products. Cray shall not copy, reproduce, modify or disclose, or otherwise make available to any other person, all or any part of T&D Programs. Notwithstanding the foregoing, Cray may copy all or any part of T&D Programs, in printed or machine-readable form, for any purposes mutually agreed upon by NEC and Cray;

               provided, that Cray shall reproduce NEC's copyright notice on each such copy. Cray shall have the right to make the material and information referred to in this Section 2.1.6 available to Approved Third Parties pursuant to a confidentiality agreement.

        2.2    Supply of Spare Parts, Tools and Test Equipment

        2.2.1 NEC agrees to supply the Spare Parts and Tools to Cray during the term of this Agreement and for a period of five (5) years after the discontinuance announcement of relevant Products by NEC to Cray or the termination of the Distribution Agreement.

               1) On the fifth day of each month of the term of this Agreement, Cray shall provide NEC with an eighteen (18) month rolling forecast for Spare Parts and Tools together with and in the same manner as the Product rolling forecast called for by the Distribution Agreement.

               2) In the event that NEC decides to discontinue supply of Spare Parts and Tools at any time after the expiration of the said period of five (5) years, NEC shall give Cray at least three
                   (3) months' notice prior to the date of receiving final order for such Spare Parts and Tools.

               3) Any orders for Spare Parts and Tools from Cray shall be subject to applicable lead time of not less than six (6) months, provided that in case of emergency order NEC shall make commercially reasonable efforts to promptly airfreight ordered Spare Parts and Tools to Cray, consistent with the nature of the emergency.

               4) Except as provided in Section 5.2 of the Transition Agreement, Cray shall purchase the Spare Parts from NEC at the list price specified in the Spare Parts Lists, provided that such prices shall be no greater than the prices NEC charges its subsidiaries for the same Spare Parts. Except as otherwise expressly stated herein, the purchase and sale of Spare Parts shall be governed by the terms, conditions and procedures of the Distribution Agreement (including, without limitation, Sections 4, 5 and 6).

        2.3    Repair or Replacement of Repairable Spare Parts

        2.3.1 With respect to the failed Repairable Spare Parts of Products not covered by NEC's warranty obligations under the Distribution Agreement, NEC shall, if requested by Cray, at its sole option, repair or replace such Repairable Spare Parts at the Repair Charge of such Repairable Spare Parts. NEC will repair or replace such Repairable Spare Parts to then current latest revision level. The repair or replacement charge (the "Repair Charge") will be defined for each repairable part in the Repairable Spare Part List, provided, that the cost of transportation shall be borne by Cray.

        2.3.2 In the event that Cray requests NEC to repair a Repairable Spare Part, Cray shall at its expense return the failed Repairable Spare Parts to NEC's manufacturing facilities in Japan. Cray shall, at the same time, furnish all information available to it regarding any failed Repairable Spare Parts to enable NEC to determine the cause and existence of the alleged failure. If NEC's inspection reveals that such failure does not exist, NEC shall return to Cray the Repairable Spare Parts at the expense of Cray and Cray shall pay the repair charge for "no-failure found" specified in the Operational Plan.

        2.3.3 NEC shall use its reasonable efforts to repair the returned Repairable Spare Parts within thirty (30) working days after it has received such Repairable Spare Parts at its manufacturing facilities in Japan. Upon completion of such repair, NEC shall send to Cray repaired Repairable Spare Parts "CIP" (as defined in INTERCOMS 2000) named Japanese airport basis. If in the judgment of NEC the returned Repairable Spare Parts are not repairable, NEC shall return the Repairable Spare Parts to Cray at Cray's option and expense, and shall provide Cray with replacement Repairable Spare Parts in accordance with Section 2.2, if Cray so elects.

        2.3.4 NEC agrees to repair or replace failed Repairable Spare Parts during the term of and in accordance with this Agreement and for a period of five (5) years after the discontinuance announcement of relevant Products by NEC to Cray or the termination of the Distribution Agreement.

        2.4    Documentation

        2.4.1 One set of maintenance documentation for the Hardware Products shall be provided by NEC to Cray without charge. The documentation will be listed in the Operational Plan.

        2.4.2 A single copy of updates to the documentation shall be provided to Cray in the English language for maintenance and updating of existing field and library documentation.

        2.4.3 Cray may use (which includes the right to translate, adapt, copy and modify) the documentation and updates to prepare Cray's maintenance, operation and support documents only for the purpose of maintenance of Hardware Products.

        2.4.4 Cray shall take all appropriate legal measures to protect NEC's rights in the documentation provided to Cray under this Agreement, including securing NEC's copyrights in all jurisdictions in which Cray employs the documentation or portions thereof.

        2.5    Training of Cray Personnel

        2.5.1 NEC shall, upon request of Cray, conduct training courses in Japan or a place mutually agreeable to NEC and Cray to the extent necessary for performing installation and maintenance of Products hereunder. The number of Cray's trainees, the time schedule of such training and other details shall be determined in advance by agreement between the parties hereto. NEC shall, upon receiving Cray's request for training, make reasonable efforts to provide such training to Cray personnel in accordance with the time schedule given by Cray.

        2.5.2 Cray shall cause its trainees who participate in training courses to be conducted in Japan to comply in all respects with NEC's internal rules and regulations.

        2.5.3 NEC shall provide copies of all necessary materials to each trainee. Cray may record any or all training courses on video tape and, after NEC's review and consent to its contents, Cray may reproduce and distribute such video tape, for internal use only by Cray, under Cray's name.

        2.5.4 In the Initial Period, NEC will provide training without charge. With respect to each training course under this Agreement, Cray shall be responsible for all costs associated with the travel and living expenses of Cray employees. In addition, following the Initial Period Cray shall pay to NEC (i) a training charge mutually agreed in advance, (ii) machine time and training materials provided by NEC, if any, at NEC's intra-company charges and (iii) round trip air fares by economy class for NEC instructors if it is agreed that the training is to be conducted in the U.S.A. (collectively, the "Training Reimbursement"). The Training Reimbursement shall be annually adjusted in each March during the term of this Agreement. Such adjusted Training Reimbursement for a given year shall be applied from the 1st day of April of that year.

        2.6    Technical Support

        2.6.1 If Cray or Approved Third Parties encounter in the performance of maintenance service on Hardware Products problems that require NEC assistance in spite of its reasonable efforts to complete the service without such assistance, Cray may, through facsimile and/or electronic mail, request technical consultation of NEC engineers in Japan by informing fully NEC of the nature of the problems ("Escalation Call"). Only the Cray personnel listed in the Operational Plan may make an Escalation Call. NEC shall make reasonable efforts to advise Cray of the solution to the problems as quickly as possible. If NEC does not have a known solution for the problems reported by Cray, NEC will make commercially reasonable efforts to develop a solution if so requested by Cray. In this case, Cray shall pay to NEC an escalation charge of $* per event (the "Escalation Charge"), provided, that no Escalation Charge will be paid by Cray for technical consultation on the problems caused by NEC's manufacturing defect or design fault in Hardware Products. The


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               Escalation Charge shall be annually adjusted in each March during the term of this Agreement after consultation with Cray. Such adjusted charge for a given year shall be applied from the 1st day of April of that year.

        2.6.2 Upon Cray's written request, NEC will perform technical support through an NEC engineering team, by facsimile and/or electronic mail for the Products, during NEC's normal business hours, at a monthly technical support fee of $* per installed system (the "Support Fee"). Technical Support shall include (i) failure analysis of the Products, provided, that Cray agrees to notify NEC in writing of a technical description and/or data of such failure or defect of such Products and (ii) answers to Cray's technical inquiries (not related to any specific failure and/or problem in the field, for which technical support will be provided in accordance with Section 2.6.1 above). The Support Fee does not include charges for failed part analysis which is separately defined. The Support Fee shall be annually adjusted in each March during the term of this Agreement after consultation with Cray. Such adjusted charge for a given year shall be applied from the 1st day of April of that year. Only Cray personnel listed in the Operational Plan may make a technical inquiry.

        2.7    Dispatch of NEC Engineers

        2.7.1 NEC shall, upon Cray's reasonable request, dispatch engineer(s) to Cray in order to provide technical advice on installation, operation and maintenance of the Products supplied under the Distribution Agreement. The necessity of such dispatch, the number of NEC engineers to be sent, the time schedule of such dispatch and other details shall in advance be determined and agreed between the parties. Cray shall submit for review and acceptance by NEC a prior written request for such dispatch, stating the purpose of such dispatch, the desired number and qualification of NEC engineers, the time schedule and other details.

        2.7.2 Unless otherwise agreed to by NEC, the working time of each NEC engineer dispatched shall not exceed eight (8) hours (excluding one hour lunch time) per day and five (5) days per week.

        2.7.3 Cray shall reimburse NEC for travel and living expenses incurred in dispatching its engineers to Cray. In addition, Cray shall pay to NEC a dispatching fee calculated at the rate of $* per calendar day for each NEC engineer dispatched under this Section
               2.7 (the "Dispatching Fee"), provided, that no Dispatching Fee will be paid by Cray for technical assistance on the problems caused by NEC's manufacturing defect or design fault in Hardware Products. The Dispatching Fee shall be applicable and paid for the workdays from the day the respective engineer leaves Japan to the day he leaves the place of destination (both inclusive). The Dispatching Fee shall be annually adjusted in


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               each March during the term of this Agreement. Such adjusted fee for a given year shall be applied as from the 1st day of April of that year.

        2.8    Field Change Order

        2.8.1 NEC shall issue Field Change Orders ("FCO") for Hardware Products and Spare Parts in case of recurring failure and as otherwise required. NEC shall provide FCO kits for Hardware Products and Spare Parts without charge in accordance with NEC's round-robin schedule. Cray shall promptly install such FCO kits at its own expense and its own responsibility, and shall return the replaced parts to NEC at Cray's cost. The detailed procedures shall be set forth in the Operational Plan.

3.      SOFTWARE MAINTENANCE SERVICE

        3.1    Maintenance Support

        3.1.1 Scope: During the term of this Agreement, NEC shall provide to Cray maintenance support for the Software Products on a level consistent with that generally provided by NEC to its other customers, including updates or upgraded versions to the Software Products (collectively, "Updates"). The timing and content of all Updates shall be determined by NEC, in NEC's sole discretion. The software including Updates shall be furnished not more frequently than twice a year. NEC shall also correct any reproducible malfunctions and shall furnish the corrected Software, provided, that Cray provides the detailed information of malfunctions of the Software Products and test cases including, without limitation, a source program which demonstrates such malfunctions. NEC shall use commercially reasonable efforts to promptly correct such malfunctions and promptly upon such correction, furnish Cray with the corrected version (or portion) of the Software Products, provided, that, in the event NEC reasonably believes that any such malfunction will not cause serious problems with normal use of the Software Products, NEC may consult with Cray and Cray shall allow NEC additional time to furnish corrected Software Products. More detailed procedures regarding Updates and malfunction corrections shall be proved for in the Operational Plan.

        3.1.2  Fee: In consideration of the software maintenance support under
               Section 3.1.1 Cray shall pay to NEC an annual software maintenance fee (the "Software Maintenance Fee"), due on March 31 of each year, equal to the greater of (i) * percent (*%) of the aggregate of the List Prices of all of the Software Products sold to Cray as of December 31 of the immediately preceding year and still in use (pro-rated pursuant to the following sentence), and
               (ii) $*; provided, that the $* minimum is waived for the Initial Period. The amount specified in


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               subclause (i) shall be pro-rated, in the case of Software
               Products installed in the immediately preceding year, by the number of months that such Software Products were actually installed at the customer's site.

        3.2    Technical Consultation

        3.2.1 NEC shall provide Cray with technical consultation for the Software Products, for a consulting fee of $* (the "Technical Inquiry Fee") for each PSR (as defied in the Operational Plan). The scope of the procedures for technical consultation shall be defined in the Operational Plan.

        3.3    Documentation

        3.3.1 One set of maintenance documentation, including an English language copy of the user's manual for the Software Products shall be provided by NEC to Cray without charge. The documentation will be listed in the Operational Plan.

        3.3.2 A single copy of updates to the documentation shall be provided to Cray in the English language.

        3.3.3 To the extent that NEC has the right to permit Cray to do so without payment to third parties, Cray may use (which includes the right to translate, adapt, copy and modify) the documentation and updates to prepare Cray's maintenance, operation and support documents only for the purpose of maintenance of Software Products.

        3.3.4 Cray shall take all appropriate legal measures to protect NEC's and third parties' rights in the documentation provided to Cray under this Agreement, including securing NEC's copyrights in all jurisdictions which Cray employs the documentation or portions thereof.

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* Confidential material has been intentionally omitted at this point pursuant to a request for confidential treatment, and such material has been filed separately with the Securities and Exchange Commission.